WARRANT

THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE WARRANT, THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THIS WARRANT IS NOT TRANSFERABLE EXCEPT TO AN AFFILIATE OF THE WARRANT HOLDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A COMMON SHARE AND WARRANT PURCHASE AGREEMENT DATED FEBRUARY 27, 1995 AND A STANDSTILL AGREEMENT DATED FEBRUARY 27, 1995 (COPIES OF WHICH AGREEMENTS ARE ON FILE WITH THE SECRETARY OF THE COMPANY) WHICH PROVIDE, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON TRANSFER THEREOF. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SUCH AGREEMENTS SHALL BE VOID.



Void after 5:00 P.M. (Eastern Time)
April 13, 1998, except as otherwise provided herein.



Series A No. 1                     					Warrant to Purchase
							                                 967,015 Common Shares
Date:  April 13, 1995



                                  WARRANT
                        TO PURCHASE COMMON SHARES OF
                              VWR CORPORATION

		THIS CERTIFIES that EM LABORATORIES, INCORPORATED (herein called "Warrant Holder") is entitled to purchase from VWR Corporation (herein called the "Company"), a corporation organized and existing under the laws of Pennsylvania, at any time after April 13, 1995 and until 5:00 P.M. (Eastern Time) on April 13, 1998, Nine Hundred Sixty-Seven Thousand Fifteen (967,015) fully paid and nonassessable common shares of the Company, $1.00 par value per share (the "Common
Shares"), subject to adjustment as provided herein, at a purchase price of $11.00 per share.

		1.	Definitions.  For the purpose of the Warrants:

			(a)	"Capital Shares" shall mean the Company's Common
Shares, and any shares of any other class, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage.

			(b)	"Exercise Period" shall mean the period
beginning on April 13, 1995 and ending April 13, 1998.
			(c)	"Purchase Agreement" means the Common Share and
Warrant Purchase Agreement dated February 27, 1995 between the
Company and the Warrant Holder.

			(d)	"Warrants of this Series" or "Warrants" shall
mean the original Warrant to purchase up to 967,015 Common Shares of the Company issued by the Company pursuant to the Purchase Agreement and any and all Warrants which are issued in exchange or substitution for any outstanding Warrant pursuant to the terms of that Warrant.

			(e)	"Warrant Price" shall mean the price per share
at which Common Shares of the Company are purchasable hereunder, as such prices may be adjusted from time to time hereunder.

			(f)	"Warrant Shares" shall mean the shares purchased
upon exercise of Warrants.

			(g)	"Additional Capital Shares" shall mean all
Capital Shares issued by the Company except:

				(i)	the 1,818,181 Common Shares issued
pursuant to the Purchase Agreement and the Warrant Shares;

				(ii)	11,075,376 Common Shares of the
Company outstanding on the date of original issuance of this Warrant;

				(iii)	those Common Shares of the Company
issuable upon the exercise of options issued to officers, directors and employees on the date of original issuance of this Warrant;

				(iv)	the Rights to purchase Common Shares
issued under and pursuant to the Rights Agreement dated as of May 20, 1988 between the Company and First Interstate Bank of
Washington, N.A. (as successor to the First Jersey National
Bank), as Rights Agent, as such agreement may from time to time be amended; and

				(v)	shares issued to the Warrant Holder
under the Standstill Agreement between the Company and the Warrant Holder dated February 27, 1995 (the "Standstill
Agreement").

		2.	Method of Exercise of Warrants.  This Warrant may be
exercised in whole or in part (but not as to fractional shares) on one or more occasions during the Exercise Period by the surrender of the Warrant, with the Purchase Agreement attached hereto as Rider A properly completed and duly executed by the Warrant Holder, at the principal office of the Company at 1310 Goshen Parkway, West Chester, Pennsylvania 19380, or such other location which shall at that time be the principal office of the Company (the "Principal Office"), and upon payment to it of the purchase price for the shares to be purchased upon such exercise. The purchase price may be paid, at the holder's option, by delivering a certified check or bank draft or immediately available funds to the order of the Company for the entire purchase price. The Warrant Holder shall be treated for all purposes as the holder of such shares as of the close of business on the date of exercise and certificates for the shares so purchased shall be delivered to the Warrant Holder within a reasonable time, not exceeding thirty (30) days, after such exercise. Unless this Warrant has expired, a new Warrant of like tenor and for such number of shares as the holder of this Warrant shall direct, representing in the aggregate the right to purchase a number of shares with respect to which this Warrant shall not have been executed shall also be issued to the Warrant Holder within such time.

		3.	Exchange.  This Warrant is exchangeable, upon the
surrender thereof by the holder thereof at the Principal Office of the Company, for new Warrants of like tenor registered in such holder's name and representing in the aggregate the right to purchase the number of shares purchasable under the Warrant being exchanged, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder at the time of such surrender.

		4.	Restrictions on Transfer.  This Warrant has not been
registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom. This Warrant is not transferable except to an affiliate of the Warrant Holder.
Any sale or other transfer not in compliance herewith shall be void.

		5.	Certain Covenants of the Company.  The Company
covenants and agrees that all shares which may be issued upon the exercise of Warrants of the Series, will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof; and will, upon issuance, be listed on the NASDAQ National Market or on such other national securities exchange, if any, on which the other outstanding shares of the Company are then listed, and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of the Common Shares is at all times equal to or less than the then effective purchase price per share of the Common Shares issuable pursuant to the Warrants. The Company further covenants and agrees that during the period within which the rights represented by the Warrants may be exercised, the Company will at all times have authorized, and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by the Warrants, a sufficient number of Common Shares to provide for the exercise of the rights represented by the Warrants.

		6.	Adjustment of Purchase Price and Number of Shares.
The number and kind of securities purchasable upon the exercise of the Warrants of this Series and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events as follows:

			(a)	Reclassification, Consolidation, Merger or
Mandatory Share Exchange. At any time while Warrants of this Series remain outstanding and unexpired, in case of any reclassification or change of outstanding securities issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon the exercise of the Warrants) or in case of any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of outstanding securities issuable upon the exercise of the Warrants), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefore, execute new Warrants providing that the Warrant Holder shall have the right to exercise such new Warrants
(upon terms not less favorable to the Warrant Holder than those then applicable to the Warrants) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon exercise of the Warrants, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon exercise of the Warrants had the Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. Such new Warrants shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this subsection 6(a) shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

			(b)	Subdivision or Combination of Shares.  If the
Company at any time while Warrants of this Series remain outstanding and unexpired, shall subdivide or combine its Capital Shares, the Warrant Price shall be proportionately reduced, in case of subdivision of such shares, as of the effective date of such subdivision, or, if the Company shall take a record of holders of its Capital Shares for the purpose of so subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of such shares, as of the effective date of such combination, or, if the Company shall take a record of holders of its Capital Shares for the purpose of so combining, as of such record date, whichever is earlier.

			(c)	Stock Dividends.  If the Company at any time
while Warrants of this Series are outstanding and unexpired shall pay a dividend in its Capital Shares, or make other distribution of its Capital Shares, then the Warrant Price shall be adjusted, as of the date the Company shall take a record of the holders of its Capital
Shares for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Warrant Price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of Capital Shares outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of Capital Shares outstanding immediately after such dividend or distribution. The provisions of this subsection 6(c) shall not apply under any of the circumstances for which an adjustment is provided in subsections 6(a) or 6(b).

			(d)	Issuance of Additional Capital Shares.  If the
Company at any time while the Warrants remain outstanding and unexpired shall issue any Additional Capital Shares (otherwise than as provided in the foregoing subsections (a) through (c) above) at a price per share less, or for other consideration lower, than the
Warrant Price in effect immediately prior to such issuance, or without consideration, then upon such issuance the Warrant Price shall be reduced to that price determined by multiplying the Warrant
Price in effect immediately prior to such event by a fraction:
				(i)	the numerator of which shall be the
number of Common Shares outstanding immediately prior to the issuance of such Additional Common Shares plus the number of Common Shares which the aggregate consideration for the total number of such Additional Common Shares so issued would purchase at the then effective Warrant Price, and;

				(ii)	the denominator of which shall be the
number of Common Shares outstanding immediately prior to the issuance of such Additional Common Shares plus the number of such Additional Common Shares so issued.

			The provisions of this subsection 6(d) shall not apply under any of the circumstances for which an adjustment is provided in subsections 6(a), 6(b), or 6(c). No adjustment of a Warrant Price shall be made under this subsection 6(d) upon the issuance of any Additional Capital Shares which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible or exchangeable securities if any such adjustments shall previously have been made upon the issuance of any such warrants, options or other rights or upon the issuance of any convertible or exchangeable securities (or upon the issuance of any warrants, options or any rights therefor) pursuant to subsections 6(e) or 6(f) hereof.

			(e)	Issuance of Warrants, Options or Other Rights.
If the Company at any time while the Warrants remain outstanding and unexpired shall issue any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Warrant Price in effect at the hereunder immediately prior to such issuance, then upon such issuance the Warrant Price shall be adjusted as provided in subsection 6(d) hereof on the basis that:

				(i)	the maximum number of Additional
Common Shares issuable pursuant to all such warrants, options or other rights shall be deemed to have been issued as of the date of actual issuance of such warrants, options or other rights, and

				(ii)	the aggregate consideration for such
maximum number of Additional Capital Shares issuable pursuant to such warrants, options or other rights, shall be deemed to be the consideration received by the Company for the issuance of such warrants, options, or other rights plus the minimum consideration to be received by the Company for the issuance of Additional Capital Shares pursuant to such warrants, options, or other rights.

			(f)	Issuance of Convertible or Exchangeable
Securities. If the Company at any time while the Warrants remain outstanding and unexpired shall issue any securities convertible into or exchangeable for Common Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Warrant Price in effect immediately prior to such issuance, then upon such issuance the Warrant Price shall be adjusted as provided in subsection 6(d) hereof on the basis that (i) the maximum number of Additional Capital Shares necessary to effect the conversion or exchange of all such convertible or exchangeable securities shall be deemed to have been issued as of the date of issuance of such convertible or exchangeable securities, and
(ii) the aggregate consideration for such maximum number of Additional Capital Shares shall be deemed to be the consideration received by the Company for the issuance of such convertible or exchangeable securities plus the minimum consideration received by the Company for the issuance of such Additional Capital Shares pursuant to the terms of such convertible or exchangeable securities. No adjustment of the Warrant Price shall be made under this subsection upon the issuance of any convertible or exchangeable securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to subsection 6(e) hereof.

			(g)	Adjustment of Number of Shares.  Upon each
adjustment in a Warrant Price pursuant to any provisions of this
Section 6, the number of Common Shares purchasable hereunder at that Warrant Price shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

			(h)	Liquidating Dividends, Etc.  If the Company at
any time while Warrants of this Series are outstanding and unexpired makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (g)), the Warrant Holder shall be entitled to receive upon the exercise hereof, in addition to the Common Shares receivable upon such exercise, and without payment of any consideration other than the Warrant Price, an amount in cash equal to the value of such distribution per Common Share multiplied by the number of Common
Shares which, on the record date for such distribution, are issuable upon exercise of this Warrant (with no further adjustment being made following any event which causes a subsequent adjustment in the number of Common Shares issuable upon the exercise hereof), and an appropriate provision therefor shall be made a part of any such distribution. The value of a distribution which is paid in other than cash shall be determined in good faith by the Board of Directors.

			(i)	Other Provisions Applicable to Adjustments Under
this Section. The following provisions will be applicable to the making of adjustments in a Warrant Price hereinabove provided in this
Section 6:

				(i)	Computation of Consideration.  To the
extent that any Additional Capital Shares or any convertible or exchangeable securities or any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares or any convertible or exchangeable securities shall be issued for a cash consideration, the consideration received by the Company therefor shall be deemed to be the amount of the cash received by the Company therefor, or, if such Additional Capital Shares or convertible or exchangeable securities are offered by the Company for subscription, the subscription price, or, of such Additional Capital Shares or convertible or exchangeable securities are sold to underwriters or dealers for public offering without a subscription offering, or through underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or incurred by the Company for and in the underwriting of, or otherwise in connection with the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Company's Board of Directors. The consideration for any Additional Capital Shares issuable pursuant to any warrants, options or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants, options or other rights, plus the additional consideration payable to the Company upon the exercise of such warrants, options or other rights. The consideration for any Additional Capital Shares issuable pursuant to the terms of any convertible or exchangeable securities shall be the consideration paid or payable to the Company in respect of the subscription for or purchase of such convertible or exchangeable securities, plus the additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange in such convertible or exchangeable securities. In case of the issuance at any time of any Additional Capital Shares or convertible or exchangeable securities in payment or satisfaction of any dividend upon any class of stock preferred as to dividends in a fixed amount, the Company shall be deemed to have received for such Additional
Capital Shares or convertible or exchangeable securities a consideration equal to the amount of such dividend so paid or satisfied.

				(ii)	Readjustment of Warrant Price. Upon
the expiration of the right to convert or exchange any convertible or exchangeable securities, or upon the expiration of any rights, options or warrants, the issuance of which convertible or exchangeable securities, rights, options or warrants effected an adjustment in a Warrant Price, if any such convertible or exchangeable securities shall not have been converted or exchanged, or if any such rights, options or warrants shall not have been exercised, the number of Capital
Shares deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion or exchange of any such convertible or exchangeable securities or upon exercise of any such rights, options, or warrants shall no longer be computed as set forth above, and such Warrant Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Warrant Price made pursuant to the provisions of this Section 6 after the issuance of such convertible or exchangeable securities, rights, options or warrants) had the adjustment of the Warrant Price made upon the issuance or sale of such convertible or exchangeable securities or issuance of rights, options or warrants been made on the basis of the issuance only of the number of Additional
Capital Shares actually issued upon conversion or exchange of such convertible or exchangeable securities, or upon the exercise of such rights, options or warrants, and thereupon only the number of Additional Capital Shares actually so issued, if any, shall be deemed to have been issued and only the consideration actually received by the Company (computed as set forth in subsection (i) hereof) shall be deemed to have been received by the Company. If the purchase price provided for in any rights, options or warrants, or the additional consideration
(if any) payable upon the conversion or exchange of any convertible or exchangeable securities, or the rate at which any convertible or exchangeable securities are convertible into or exchangeable for Common Shares changes at any time (other than under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of the change shall be adjusted to the Warrant Price that would have been in effect at such time had such rights, options, warrants or convertible or exchangeable securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

				(iii)	Treasury Shares.  The number of
Capital Shares at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Company or any subsidiary.

				(iv)	Other Action Affecting Capital
Shares. In case after the date hereof the Company shall take any action affecting the outstanding number of Capital Shares, other than an action described in any of the foregoing subsections (a) to (h) hereof, inclusive, which in the opinion of the Company's Board of Directors would have a materially adverse effect upon the rights of the Warrant Holder, the Warrant Price shall be adjusted in such manner and at such time as the Board or Directors on the advice of the Company's independent public accountants may in good faith determine to be equitable in the circumstances.

		7.	Notice of Adjustments.  Whenever any of the Warrant
Price or the number of Common Shares purchasable under the terms of the Warrants at that Warrant Price shall be adjusted pursuant to
Section 6 hereof, the Company shall promptly make a certificate signed by its President or a Vice President and by its Treasurer or Assistant Treasurer or its Secretary or Assistant Secretary, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company's Board of Directors made any determination hereunder), and the Warrant Price and number of Common Shares purchasable at that Warrant Price after giving effect to such adjustment, and shall promptly cause copies of such certificate to be mailed (by first class and postage prepaid) to the Warrant Holder.

		In the event the Company shall, at a time when the Warrants are exercisable, take any action which pursuant to paragraphs (a) through (g) of Section 6 may result in an adjustment of any of the Warrant Price or the number of Common Shares purchasable at that Warrant Price upon exercise of the Warrants, the Company will give to the Warrant Holder at its last address known to the Company written notice of such action ten (10) days in advance of its effective date in order to afford to the Warrant Holder an opportunity to exercise the Warrants and to purchase Common Shares of the Company prior to such action becoming effective.

		8.	Payment of Taxes.  All Common Shares issued upon the
exercise of a Warrant shall be validly issued, fully paid and nonassessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for Common Shares in any name other than that of the registered holder of the Warrant surrendered in connection with the purchase of such shares, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no tax or other charge is due.

		9.	Fractional Shares.  No fractional Common Shares will
be issued in connection with any purchases hereunder but in lieu of such fractional shares, the Company shall make a cash refund therefor equal in amount to the product of the applicable fraction multiplied by the Warrant Price paid by the Warrant Holder for its Warrant
Shares upon such exercise.

		10.	Registration Rights.  The registered holder of the
Warrant Shares shall have certain rights to request the Company to include the Warrant Shares held by it in a registration statement of the Company under the Securities Act of 1933, as amended. The holder hereof is referred to the Standstill Agreement for a statement of the rights of the holder of Warrant Shares to request registration thereof under the Securities Act of 1933, as amended.

		11.	Loss, Theft, Destruction or Mutilation.  Upon receipt
by the Company of evidence reasonably satisfactory to it that any Warrant of this Series has been mutilated, destroyed, lost or stolen, and in the case of any destroyed, lost or stolen Warrant, a bond of indemnity reasonably satisfactory to the Company, or in the case of a mutilated Warrant, upon surrender and cancellation thereof, the Company will execute and deliver in the Warrant Holder's name, in exchange and substitution for the Warrant so mutilated, destroyed, lost or stolen, a new Warrant of like tenor substantially in the form thereof with appropriate insertions and variations.

		12.	Computations.  The certificate of any firm of
independent public accountants of recognized standing selected by the Company shall be conclusive evidence of the correctness of any computation under Warrants of this Series.

		13.	Restrictions on Transfer.  Any Warrant Shares issued
upon the exercise of the Warrants will be issued subject to the restrictions on transfer contained in the Purchase Agreement and Standstill Agreement, and any Warrant or certificate for Warrant
Shares issued in exchange or substitution for an outstanding Warrant or outstanding certificate for Warrant Shares shall bear the restrictive legend(s), if any, on such outstanding Warrant or outstanding certificate for Warrant Shares as required by the Purchase Agreement and the Standstill Agreement, unless under the terms of such agreements such legend(s) may be removed therefrom.

		14.	Headings.  The descriptive headings of the several
sections of these Warrants are inserted for convenience only and do not constitute a part of these Warrants.

		IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer under its corporate seal, attested by its duly authorized officer, on the date of this Warrant.

                               						VWR CORPORATION

[CORPORATE SEAL]

                               						By:/s/ Jerrold B. Harris
 					                               Name: Jerrold B. Harris
						                               Title: President


						                              Attest:/s/ Deborah A. Corr
				         	                      Name: Deborah A. Corr
						                              Title: Assistant Treasurer



Rider A


PURCHASE AGREEMENT


								Date:


TO;

		The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to purchase
Common Shares covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by this Warrant.

		If the purchase of Common Shares contemplated hereby represents fewer than all of the Common Shares represented by the original Warrant, the Company agrees to issue a substitute Warrant representing the remaining Common Shares subject to the Warrant Holder's right of exercise pursuant to the terms of the Warrant.


						Signature:

						Address:
- -11-